Exhibit 10.11
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
Collaboration and License Agreement
This Agreement is entered into with effect as of the Effective Date (as defined below)
by and between
F. Hoffmann-La Roche Ltd
a company having its principal place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)
and
Hoffmann-La Roche Inc.
a company having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (“Roche Nutley”; Roche Basel and Roche Nutley together referred to as “Roche”)
on the one hand
and
Psynova Neurotech Ltd
a company having its principal place of business at St. John’s Innovation Centre, Cowley Road, Cambridge, CB4 OWS, United Kingdom
(hereinafter “Partner”).
on the other hand

Recitals
1.	The Partner possesses considerable expertise and intellectual property in the field of discovering CNS biomarkers.

2.	Roche has considerable expertise in pharmaceutical research, development and commercialization of pharmaceutical and diagnostic products; and

3.	The Parties have agreed to combine their expertise in order to perform research collaboration as set forth in the Work Plan with the aim of discovering, developing and commercializing diagnostic immunoassays to aid the clinical development and commercial differentiation of novel drugs targeting the [***].
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

License Agreement

1. Definitions	6
1.1 Affiliate	6
1.2 Agreement	6
1.3 Agreement Term	6
1.4 Appendix	6
1.5 Assay	6
1.6 Background	6
1.7 Baseline Data	6
1.8 Blocking Third Party Intellectual Property	6
1.9 Candidate Set	6
1.10 Change of Control	7
1.11 Confidential Information	7
1.12 Commercial Agreement	7
1.13 Commercially Reasonable Efforts	7
1.14 Companion Diagnostic	8
1.15 Compound	8
1.16 Compound Multiplex Panel	8
1.17 Control	8
1.18 Cover	8
1.19 Deliverables	8
1.20 Diagnostic Net Sales	8
1.21 Diagnostic Product	9
1.22 Effective Date	9
1.23 EU	9
1.24 FDA	9
1.25 Field	9
1.26 First Commercial Sale	9
1.27 Insolvency Event	9
1.28 JSC	10
1.29 Intellectual Property	10
1.30 Inventions	10
1.31 Know-How	10
1.32 Licensee	10
1.33 Multiplex Technology	10
1.34 Party	10
1.35 Partner Patent Rights	10
1.36 Patent Rights	10
1.37 Reagent Rental Expenses	11
1.38 Regulatory Authority	11
1.39 Regulatory Approval	11
1.40 Research Results	11
1.41 Research Term	11
1.42 Roche Group	11
1.43 Royalty Term	11
1.44 Sales Expenses	11
1.45 Sample	12
1.46 Section	12
1.47 Target	12
1.48 Technology Transfer	12

1.49 Territory	12
1.50 Therapeutic Product	12
1.51 Third Party	12
1.52 Third Party Royalty Expenses	12
1.53 TP Net Sales	12
1.54 Valid Claim	13
1.55 Work Plan	13
2. License grant	13
2.1 Licenses granted to Partner by Roche	13
2.2 Licenses granted to Roche by Partner	13
3. Research Collaboration	14
3.1 Conduct of the Work Plan	14
3.2 Reports	15
3.3 Development of Companion Diagnostic	15
4. Diligence	16
4.1 Diligence of Partner under the Work Plan	16
4.2 Diligence of Partner after initiation of Step 2 of the Work Plan	16
4.3 Diligence of Roche	16
5. Governance	16
5.1 Joint Steering Committee	16
5.2 Members	16
5.3 Responsibilities of the JSC	17
5.4 Meetings	17
5.5 Minutes	17
5.6 Decisions	17
5.7 Alliance Director	17
5.8 Limitations of Authority	18
5.9 Expenses	18
5.10 Lifetime	18
6. Funding by Roche during the Research Term	18
6.1 Funding by Roche during Step 1 of the Work Plan	18
6.2 Funding by Roche during Step 2 of the Work Plan	18
6.3 Funding by Roche during Step 3 of the Work Plan	18
7. Consideration for Companion Diagnostic	19
7.1 Development of Companion Diagnostic by Roche or its Licensee	19
7.2 Development of Companion Diagnostic by Partner	20
8. Accounting and reporting	20
8.1 Timing of payments	20
8.2 Late payment	20
8.3 Method of payment	21
8.4 Currency conversion	21
8.5 Reporting	21
9. Taxes	21
10. Auditing	21
10.1 Partner right to audit	21
10.2 Sharing of draft reports	22
10.3 Overpayment or Underpayment	22
10.4 Duration of audit rights	22
11. Intellectual Property	22
11.1 Ownership of Background Intellectual Property	22
11.2 Ownership of Arising Intellectual Property	22
11.3 Ownership of Inventions	23

11.4 Prosecution of Patent Rights claiming Inventions	23
11.5 Infringement	24
11.6 Hatch-Waxman	24
12. Representations and Warranties	24
12.1 Ownership of Background IP	24
12.2 Grants	24
12.3 Authorization	24
12.4 No Claims	24
12.5 No Conflict	25
12.6 No Other Representations	25
12.7 Personnel	25
13. Indemnification	25
13.1 Indemnification by Roche	25
13.2 Procedure	25
13.3 Disclaimer	25
14. Obligation Not to Disclose Confidential Information	26
14.1 Non-Use and Non-Disclosure	26
14.2 Commercial Considerations	26
14.3 Publication	26
14.4 Press release	26
15. Term and termination	27
15.1 Commencement and term	27
15.2 Termination	27
15.3 Consequences of termination	28
15.4 Survival	29
16. Miscellaneous	29
16.1 Governing Law	29
16.2 Arbitration	29
16.3 Assignment	30
16.4 Independent Contractor	30
16.5 Unenforceable Provisions and Severability	30
16.6 Waiver	30
16.7 Appendices	30
16.8 Amendments	30
16.9 Debarment	30
16.10 Notice	31
16.11 Regulation and ethic:	32
Appendix 1:	33
Appendix 2:	37

1. Definitions
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1 Affiliate
The term “Affiliate” shall mean any individual, corporation, association or other business entity, which directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” means the direct or Indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding Chugai Pharmaceutical Co., Ltd, a Japanese corporation, (“Chugai”) shall not be deemed an Affiliate of Roche unless Roche provides written notice to Partner of its desire to include Chugai as an Affiliate of Roche.
1.2 Agreement
The term “Agreement” shall mean this document including any and all Appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.
1.3 Agreement Term
The term “Agreement Term” shall mean the term of this Agreement as set forth in Section 15.1.
1.4 Appendix
The term “Appendix” shall mean an appendix to this Agreement.
1.5 Assay
The term “Assay” shall mean the 190 panel ELISA based multiplexing bead platform.
1.6 Background
The term “Background” shall mean information, techniques, Know-how, software and materials (regardless of the form or medium in which they are disclosed or stored) that are provided by one Party to the other (whether before or after the Effective Date) to conduct the Work Plan in accordance with this Agreement, excluding the Research Results. Roche Background shall include the Baseline Data.
1.7 Baseline Data
The term “Baseline Data” shall mean the data specifically Identified in writing by Roche as being baseline data and provided by Roche to Partner under this Agreement.
1.8 Blocking Third Party Intellectual Property
The term “Blocking Third Party Intellectual Property” shall mean, Patent Rights in such country owned or controlled by a Third Party that Cover specific reagents or assays related to markers required for use or sale of a Companion Diagnostic if the manufacture, use or sale of such Companion Diagnostic would, in the absence of a license granted by such Third Party in such country, infringe such Patent Rights.
1.9 Candidate Set
The term “Candidate Set” shall mean the set of best candidate biomarkers identified by Partner as part of the Step 1 Deliverables

1.10 Change of Control
The term “Change of Control” shall mean, with respect to a Partner:
a)	The acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of Partner, other than acquisitions by employee benefit plans sponsored or maintained by Partner;

b)	The consummation of a business combination involving Partner, unless, following such business combination, the stockholders of Partner immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination.
1.11 Confidential Information
The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Information shall not include any information, data or know-how which:
a)	was generally available to the public at the time of disclosure, or information which becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party,

b)	can be shown by cogent written records to have been already known to the Receiving Party prior to its receipt from the Disclosing Party,

c)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

d)	is developed independently by the Receiving Party as evidenced by written records other than through knowledge of Confidential Information,

e)	is required to be disclosed by the Receiving Party to comply with a court or administrative order providing the Receiving Party furnishes prompt notice (in no event less than three (3) days) to the Disclosing Party to enable it to resist such disclosure, or

f)	is approved in writing by the Disclosing Party for release by the Receiving Party.
The terms of this Agreement shall be considered Confidential Information of both Parties.
1.12 Commercial Agreement
The term “Commercial Agreement” shall mean the agreement to be signed between the Parties in application of Section 3.3.2.3 of this Agreement.
1.13 Commercially Reasonable Efforts
The term “Commercially Reasonable Efforts” shall mean such level of efforts required to carry out such obligation in a sustained manner consistent with the efforts that Roche or Partner, as applicable, devotes at the same stage of research or development, as applicable, for its own internally developed products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.14 Companion Diagnostic
The term “Companion Diagnostic” shall mean a Diagnostic Product for which the intended use is the:
a)	Prediction of drug response; and/or

b)	Monitoring of drug efficacy; and/or

c)	Prediction and monitoring of drug safety; and/or

d)	Prognosis of disease progression
and which is developed under the Agreement with the objective of having it approved by the regulatory authorities in the label of a Therapeutic Product.
1.15 Compound
The term “Compound” shall mean [***], a pharmaceutically active compound which has a mechanism of action against the Target.
1.16 Compound Multiplex Panel
The term “Compound Multiplex Panel” shall mean a new multiplex biomarker panel specific to Compound, developed under this Agreement from the Candidate Set.
1.17 Control
The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any Third Party.
1.18 Cover
The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.19 Deliverables
The term “Deliverables” shall mean the deliverables as defined in the Work Plan.
1.20 Diagnostic Net Sales
The term “Diagnostic Net Sales” shall mean, with respect to worldwide sales or other dispositions of a Companion Diagnostic, the total gross amount invoiced by Roche, Roche’s Affiliates or Roche’s Licenses to end users, distributors or agents in a bona fide arms-length transaction with an unrelated third party after deduction of (a) actual volume discounts, sales rebates, allowances, deduction of returns, (b) sales taxes (e.g. value added taxes) and other taxes directly linked to the sales (provided that such taxes are separately invoiced to such end users, distributors or agents) less the following lump sum deductions for:
a)	Sales Expenses in the amount of [***]

b)	Reagent Rental Expenses in the amount of [***]

c)	Third Party Royalty Expenses

In the event one or more Companion Diagnostic(s) is/are sold together with one or more other diagnostic or therapeutic product(s) at a single price (such combination is hereinafter referred to as “Diagnostic Combination Product”), such single price shall be allocated among the Companion Diagnostic and the other product(s) in the Diagnostic Combination Product based on the market price for such products when sold separately. If any such Companion Diagnostic is not being sold alone with a market price, Partner and Roche shall agree upon a fair market price for that Companion Diagnostic, and said agreed price shall solely be used to calculate Diagnostic Net Sales.
1.21 Diagnostic Product
The term “Diagnostic Product” shall mean any product in the form of a device, compound, kit or service useful in the Field that is discovered, created, developed, or made during or as part of or as a direct result of the Agreement and which:
a)	contains a component which is able to detect and/or quantify the presence or amount of an analyte in body fluids or tissue that affects the pathogenesis of a disease or a biological marker or a set of biological markers shown to indicate a predisposition to a disease that is relevant to a therapeutic product; or

b)	is useful for the measurement or prediction of individual patient response to a therapeutic product and contains a component which is able to detect and/or quantify the presence of an analyte in body fluids or tissue.
1.22 Effective Date
The term “Effective Date” shall mean November 25, 2009.
1.23 EU
The term “EU” shall mean the European Community and all its present and future member countries.
1.24 FDA
The term “FDA” shall mean the Food and Drug Administration of the United States of America.
1.25 Field
The term “Field” shall mean the prophylaxis, diagnosis, and treatment of all human diseases by Compound and compounds active against the Target.
1.26 First Commercial Sale
The term “First Commercial Sale” shall mean the first invoiced sale of the Companion Diagnostic to a Third Party by the Roche Group following the receipt of any Regulatory Approval required for the sale of such Product, if any.
1.27 Insolvency Event
The term “Insolvency Event” shall mean circumstances under which a Party:
a)	has a receiver or similar officer appointed over all or a material part of its assets or undertaking;

b)	passes a resolution for Winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction);

c)	enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring);

d)	ceases to carry on business; or

e)	is unable to pay its debts as they become due in the ordinary course of business.
1.28 JSC
The term “JSC” shall mean the joint steering committee further described in Section 4.3.
1.29 Intellectual Property
The term “Intellectual Property” shall mean patents, trade marks, service marks, registered designs, copyrights, database rights, design rights, confidential Information, applications for any of the above, and any similar right recognised from time to time in any jurisdiction, together with all rights of action in relation to the infringement of any of the above.
1.30 Inventions
The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to the Work Plan. Under this definition, an Invention may be made by employees of Partner solely or jointly with a Third Party, by employees of the Roche Group solely or jointly with a Third Party, or jointly by employees of Partner and a member of the Roche Group with or without a Third Party.
1.31 Know-How
The term “Know-How” shall mean unpatented technical information, data, and knowledge, including without limitation materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications and quality control testing data, that is not in the public domain.
1.32 Licensee
The term “Licensee” shall mean a Third Party to which Roche, based on the Step 2 Deliverables as detailed in the Work Plan in Appendix 1, granted rights to develop a Companion Diagnostic.
1.33 Multiplex Technology
The term “Multiplex Technology” shall mean the technology to measure multiple protein analytes in a single analysis, for example the technology used by Rules Based Medicine Inc. (RBM).
1.34 Party
The term “Party” shall mean Partner or Roche, as the case may be, and “Parties” shall mean Partner and Roche collectively.
1.35 Partner Patent Rights
The term “Partner Patent Rights” shall mean the Patent Rights Partner Controls as of the Effective Date and during the Agreement Term, Covering the use, import, offering for sale, or sale of a Companion Diagnostic.
1.36 Patent Rights
The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.37 Reagent Rental Expenses
The term “Reagent Rental Expenses” shall mean a lump sum deduction of fees for all services which are included in reagent prices such as instrument service costs, instrument depreciation, finance costs, disposables and rental fees.
1.38 Regulatory Authority
The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for a Companion Diagnostic.
1.39 Regulatory Approval
The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Companion Diagnostic in the Field in a regulatory jurisdiction in the Territory.
1.40 Research Results
The term “Research Results” shall mean all information, Know-how, results, inventions, software and other Intellectual Property identified or first reduced to practice or writing in the course of the conduct of the Work Plan, excluding any Partner Inventions.
1.41 Research Term
The term “Research Term” shall mean, unless terminated earlier by Roche, the period of time commencing upon the date of delivery of the Step 1 Samples by Roche to Partner, as detailed in the Work Plan in Appendix 1, and ending upon the delivery by Partner to Roche of the Step 3 Deliverables as detailed in the Work Plan in Appendix 1.
1.42 Roche Group
The term Roche Group shall mean collectively Roche, its Affiliates and Licensees.
1.43 Royalty Term
The term “Royalty Term” shall mean, with respect to a Companion Diagnostic and for a given country, the period of time commencing on the date of First Commercial Sale of the Companion Diagnostic in such country and ending on the later of: (a) the date of expiration of the last issued Partner Patent Right in such country containing a Valid Claim that would be infringed by the sale of such Companion Diagnostic in such country; and (b) a period of five (5) years from the First Commercial Sale of the Companion Diagnostic.
1.44 Sales Expenses
The term “Sales Expenses” shall mean a lump sum deduction in lieu of deductions for actual internal expenses of Roche or Roche’s Affiliates such as for (a) tariffs, duties and taxes imposed upon the production, sale, delivery or use of Companion Diagnostic (excluding taxes that are separately invoiced to end users, distributors or agents) and (b) distribution and other customary expenses, such as freight, transportation and insurance expenses and for (c) cash discounts, retroactive price reductions or credits to customers on account of settlement of complaint.

1.45 Sample
The term “Sample” shall mean an aliquoted serum sample provided from Roche to Partner collected from patients to a clinical trial/s conducted by Roche in relation to the Compound.
1.46 Section
The term “Section” shall mean a section of this Agreement.
1.47 Target
The term “Target” shall mean the [***]
1.48 Technology Transfer
The term “Technology Transfer” means the transfer of the technology from Partner to Roche which is to be agreed between the Parties.
1.49 Territory
The term “Territory” shall mean all countries of the world.
1.50 Therapeutic Product
The term “Therapeutic Product” shall mean any pharmaceutical formulations containing Compound as an active pharmaceutical ingredient.
1.51 Third Party
The term “Third Party” shall mean a person or entity other than (i) Partner or any of its Affiliates or (ii) Roche or any of its Affiliates.
1.52 Third Party Royalty Expenses
The term “Third Party Royalty Expenses” shall mean royalties paid to third parties on Diagnostic Net Sales by Roche, Roche’s Affiliates or Licenses to obtain rights and licenses under the Blocking Third Party Intellectual Property. The deduction excludes any portion of the royalties paid to third parties which is allocatable to rights and licenses not related to, or necessary, for Roche, Roche’s Affiliates or Licenses to make such Diagnostic Net Sales.
1.53 TP Net Sales
The term “TP Net Sales” shall mean the amount calculated by subtracting from the amount of TP Adjusted Gross Sales (as defined below) a lump sum deduction of four percent 4%) of TP Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by Roche, its Affiliates and Sublicensees on a Therapeutic Product-by-Therapeutic Product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense);
For the purposes of this definition of “TP Net Sales”, “TP Adjusted Gross Sales” shall mean the amount of gross sales of the Therapeutic Product invoiced by Roche, its Affiliates and its Sublicensees to Third Parties less deductions such as:
a)	Governmental price reductions and changes to reserves of governmental price reductions, such as price reductions, rebates to managed care organizations or social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Roche on a Therapeutic Product-by-Therapeutic Product basis), government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme, Medicaid, clawback schemes and any other such scheme)

b)	Contract pricing chargebacks and changes to reserves of contract pricing chargebacks, such as periodic charges of wholesalers and chargebacks for price capping programs

c)	Customer rebates and changes to reserves of customer rebates, such as volume (quantity) discounts or price discounts

d)	Returns and return reserves, such as in cases for spoiled, damaged, out-dated, rejected, returned sold Therapeutic Product, withdrawals and recalls, covering both resellable products and goods which have to be destroyed

e)	Cash discounts

f)	Taxes, such as value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount.
For the avoidance of doubt, the “TP Adjusted Gross Sales” on a Therapeutic Product-by-Therapeutic Product basis, means the same methodology as Roche consistently uses to recognize sales in its financial reporting, which is in accordance with the then used International Financial Reporting Standards (IFRS), and is reviewed and approved by Roche’s external auditors.
1.54 Valid Claim
The term “Valid Claim” shall mean, as applicable, a claim in any unexpired and issued Partner Patent Rights that have not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency.
1.55 Work Plan
The term “Work Plan” shall mean the work plan attached to this Agreement as Appendix 1.
2. License grant
2.1 Licenses granted to Partner by Roche
2.1.1 License grant to Partner during the Research Term
During the Research Term Roche hereby grants to Partner a non-exclusive, non-sublicensable right and license in the Territory to use Roche Background and the Research Results solely and exclusively for the performance of the tasks allocated to Partner under the Work Plan.
2.1.2 Commercial license
Upon the sooner of:
a)	the Partner’s completion of the activities designated to it in the Work Plan; or

b)	the end of the Agreement Term (except where such termination is the result of a breach of this Agreement by Partner).
Roche hereby grants to Partner a royalty free, non-exclusive sublicensable, fully-paid up perpetual license to use the Baseline Data to develop, have developed, make, have made, import, export, sell and have sold Diagnostic Products other than Companion Diagnostics in the Territory. For the avoidance of any misunderstanding, the commercial license granted to Partner by Roche shall not include any rights related to any Research Results.
2.2 Licenses granted to Roche by Partner
During the Agreement Term and thereafter Partner grants to Roche a non-exclusive, sublicensable license to the Background Intellectual Property Controlled by Partner that is necessary or useful for Roche to develop, have developed, make, have made, import, export, sell and have sold Companion Diagnostics in the Territory.
3. Research Collaboration
3.1 Conduct of the Work Plan
3.1.1 Scope
Partner and Roche shall cooperate during the Research Term and perform their respective obligations under this Agreement according to the Work Plan.
The objective of the Work Plan is for Partner to identify candidate serum protein biomarkers with utility in prognosis of disease progression and predicting or monitoring efficacy and safety of Compound in improving negative symptoms and potentially cognitive deficits and/or residual symptoms in schizophrenia.
Partner and Roche shall undertake the following three steps as set out in detail in the Work Plan:
a)	Step 1: Analysis of Roche Phase 2 clinical trial Samples by Partner for identification of candidate biomarkers (“Step 1”);

b)	Step 2: Re-analysis of Roche Phase 2 clinical trials Samples by Partner with Multiplex Technology (“Step 2”); and

c)	Step 3: Analysis of Roche Phase 3 clinical trial Samples by Partner (“Step 3”).
Partner shall be required to provide Deliverables at the conclusion of each step as set out in the Work Plan.
3.1.2 End of Step 1 decision by Roche
Based on the Step 1 Deliverables as defined in the Work Plan, Roche shall at its sole discretion decide whether or not to proceed to Step 2 of the Work Plan. Roche shall advise Partner in writing of its decision in this regard within one hundred and twenty (120) days following the completion of Step 1.
3.1.3 End of Step 2 decision by Roche
Based on the Step 2 Deliverables as defined in the Work Plan, Roche shall in its sole discretion decide whether or not:
a)	to have developed from the Candidate Set a Compound Multiplex Panel as candidate Companion Diagnostic; and

b)	to have such Compound Multiplex Panel developed by either (i) Roche or its Licensee or (ii) Partner, on the same or on another platform.
Roche shall advise Partner in writing of its decision in this regard within one hundred and twenty (120) days following the completion of Step 2. If Roche upon its sole discretion decides to develop the Compound Multiplex Panel but not to develop it by itself then Partner shall be the preferred developer and the Parties will carry-out Step 3 of the Work Plan. If Roche decides to choose to develop the Compound Multiplex Panel in collaboration with a Licensee, rather than Partner, then Roche shall provide Partner with its rationale for such decision which shall be based on:
a)	the reproducibility of the Assay;

b)	the technical capability of the Assay to be fit for purpose for clinical use;

c)	the path to achieve Regulatory Approval; and

d)	the ability to use the antibodies linked to each analyte of the Candidate Set without infringing any Third Party Patent Rights.
Roche shall inform Partner of its decision in writing. If Roche has chosen a Licensee and Partner does not agree with the rationale provided by Roche, then such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute within twenty-one (21) days. The designated executive officers are as follows:
For Partner: Director

For Roche: Global Head of Pharma Partnering
Should the Parties after such twenty-one (21) days still not have come to an agreement then Roche shall have the final say.
3.2 Reports
Within thirty (30) days of completion of each step of the Work Plan, Partner shall have the obligation to prepare and provide to the JSC a detailed written report summarizing the progress of the work performed by Partner during such step.
3.3 Development of Companion Diagnostic
3.3.1 Development of Companion Diagnostic by Roche or its Licensee
If Roche in application of Section 3.1.2 in its sole discretion decides to develop by itself or by its Licensee the Compound Multiplex Panel as Companion Diagnostic, then Roche will have full responsibility for the implementation and funding of such development.
3.3.2 Development of Companion Diagnostic by Partner
3.3.2.1 Responsibility of Partner during development
If Roche in application of Section 3.1.2 in its sole discretion decides to have Partner develop the Compound Multiplex Panel as FDA approvable Companion Diagnostic then Partner shall have the full responsibility for the implementation and funding of the non-clinical development of the Companion Diagnostic.
3.3.2.2 Responsibility of Roche during development
Notwithstanding Section 3.3.2.1 it is agreed and understood that Roche shall keep full responsibility for designing, conducting, funding and implementing the clinical development programs and regulatory strategies for development of Companion Diagnostics. If Roche decides to seek Regulatory Approval of the Companion Diagnostic, then the Parties shall enter into a Commercial Agreement.
3.3.2.3 Commercial Agreement
If Roche has informed Partner in writing of its decision to appoint Partner as the developer of the Companion Diagnostic, then the Parties shall have sixty (60) days in which to conclude a Commercial Agreement governing the exploitation of the Companion Diagnostic, Such agreement will specify usage rights to be granted to Roche and the consideration for such rights payable to Partner, for example, a fee for service to use Multiplex Technology or agreed purchase prices for a kit or beads developed by Partner as a Companion Diagnostic. The Commercial Agreement shall not stipulate a signing fee or event payments as such fee and payments are reflected in Section 6.3 of this Agreement. The Commercial Agreement shall be agreed on commercially reasonable terms and negotiated in good faith between the Parties. Should the Parties, within such sixty (60) days, not reach agreement on the commercial terms of the Commercial Agreement, then the terms last offered to Partner shall be reviewed within twenty-one (21) days by the Parties respective executive officers as set forth in Section 3.1.2 of this Agreement. Should the terms last offered by Roche still not be accepted by Partner, then Roche shall have the right to enter into a commercial agreement with a Third Party, provided however that the terms offered to such Third Party shall, when taken as a whole, not be more favourable than those last offered to Partner. Roche shall have an obligation to share the financial terms of Roche’s agreement with such Third Party with Partner, such terms being Confidential Information of Roche.
4. Diligence
4.1 Diligence of Partner under the Work Plan
Partner shall use Commercially Reasonable efforts to perform its responsibilities under the Work Plan and to provide Deliverables to Roche in the most expeditious timeframe as reasonably feasible.
4.2 Diligence of Partner after initiation of Step 2 of the Work Plan
If Roche in application of Section 3.1.2 decides to initiate Step 3 of the Work Plan, then Partner shall use Commercially Reasonable Efforts to perform its responsibilities for the development of a Companion Diagnostic both during and beyond the Research Term.
4.3 Diligence of Roche
Roche shall use Commercially Reasonable Efforts to:
a)	provide Partner with the Samples necessary for Partner to perform Steps 1 and 2 of the Work Plan , provided that the supply of Samples is subject to Roche’s unilateral decision to perform and complete the ongoing clinical studies;

b)	to analyze the Deliverables and make go/no go decisions in the most expeditious timeframe as reasonably feasible, and in any event within the time frames specified in clause 3.
5. Governance
5.1 Joint Steering Committee
Within sixty (60) days after the Effective Date of this Agreement, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee the progress of the Work Plan during the Research Term.
5.2 Members
The JSC shall be composed of four (4) persons (“Members”). Roche and Partner each shall be entitled to appoint two (2) Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least ten (10) days prior to the next scheduled meeting of the JSC. Both Parties shall use Commercially Reasonable Efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole JSC meeting with prior notification to the JSC. Members may be represented at any meeting by another person designated by the absent Member. The JSC shall be chaired by a Roche Member (“Chairperson”), the Chairperson will be nominated by Roche when the JSC is appointed.

5.3 Responsibilities of the JSC
The JSC shall have the responsibility and authority to:
a)	oversee the progress of the Work Plan;

b)	review the Deliverables of each step of the Work Plan; and

c)	serve as a time keeper with respect to the Work Plan;
The JSC shall have no responsibility and authority other than that expressly set forth in this Section 5.3.
5.4 Meetings
The Chairperson or his/her delegate is responsible for sending invitations and agendas for all JSC meetings to all Members at least 10 (ten) days before the next scheduled meeting of the JSC. The venue for the meetings shall be agreed by the JSC. The JSC shall hold meetings at least twice per calendar year, either in person or by tele-/video-conference, and in any case as frequently as the Members of the JSC may agree shall be necessary. Any group of three (3) members from the JSC shall have the right to request the Chairperson to call for an unscheduled meeting of the JSC.
5.5 Minutes
The Chairperson is responsible for designating a Member to record in reasonable detail and circulate draft minutes of JSC meetings to all members of the JSC for comment and review within twenty (20) days after the relevant meeting. The Members of the JSC shall have ten (10) days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JSC within thirty-five (35) days of the relevant meeting. The Chairperson approves the final version of the minutes before its distribution.
5.6 Decisions
5.6.1 Decision making authority
The JSC shall decide matters within its responsibilities set forth in Section 5.3.
5.6.2 Consensus; Good faith
The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC. The Parties shall endeavor to make decisions by consensus.
5.6.3 Escalation
If the JSC is unable to decide a matter by consensus, then such matter shall be referred to the one senior representative of each Party for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within twenty-one (21) days after the date such matter is referred to them. If the Parties still fail to reach a decision within such twenty-one (21) days, then the final decision shall be Roche’s. Any such decision shall constitute a decision of the JSC.
5.7 Alliance Director
Each Party shall appoint an alliance Director (“Alliance Director”). The Alliance Directors shall be the point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties. They are permanent participants of the JSC meetings, but not members of the JSC. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes.
5.8 Limitations of Authority
The JSC shall have no authority to amend or waive any terms of this Agreement.
5.9 Expenses
Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JSC. Members of the JSC will decide together the venue of their oncoming meetings. In the absence of a consensus, the meeting of the JSC may be organized by video conference.
5.10 Lifetime
The JSC shall exist until the earlier of:
a)	Roche’s decision to develop the Compound Multiplex Panel itself; or

b)	the first submission for regulatory approval of a Companion Diagnostic developed by Partner; or

c)	termination of the Agreement in application of Section 15.2.
6. Funding by Roche during the Research Term
6.1 Funding by Roche during Step 1 of the Work Plan
As compensation for the work to be performed by Partner during Step 1 of the Work Plan, Roche shall pay Partner the amount of [***] per Sample provided by Roche to Partner. Fifty percent (50%) of the amount due by Roche to Partner under this Section 6.1 shall be paid by Roche to Partner within thirty (30) days upon initiation of the Work Plan and receipt of an invoice by Roche from Partner. The remaining fifty percent (50%) to be paid by Roche to Partner under this Section 6.1 shall be paid by Roche to Partner within thirty (30) days upon delivery of the Step 1 Deliverables as set forth in the Work Plan and receipt of an invoice by Roche from Partner.
6.2 Funding by Roche during Step 2 of the Work Plan
As compensation for the work to be performed by Partner during Step 2 of the Work Plan, Roche shall pay Partner the amount of [***] per Sample provided by Roche to Partner. Fifty percent (50%) of the amount due by Roche to Partner under this Section 6.2 shall be paid by Roche to Partner within thirty (30) days upon initiation of Step 2 of the Work Plan and receipt of an invoice by Roche from Partner. The remaining fifty percent (50%) to be paid by Roche to Partner under this Section 6.2 shall be paid by Roche to Partner within thirty (30) days upon delivery of the Step 2 Deliverables as set forth in the Work Plan and receipt of an invoice by Roche from Partner.
For the avoidance of any misunderstanding it is understood and agreed between the Parties that the payment to be made by Roche to Partner includes the compensation for the development and validation of the Compound Multiplex Panel.
6.3 Funding by Roche during Step 3 of the Work Plan
6.3.1 Initiation fee
If Roche upon its sole discretion decides to initiate Step 3 of the Work Plan, then Roche shall pay Partner the onetime, non refundable amount of [***]. Such amount shall be due and payable by Roche to partner within thirty (30) days from Roche’s decision to initiate Step 3 of the Work Plan and upon receipt of a respective invoice by Roche from Partner. Such amount shall compensate for all costs incurred by Partner for further validation of the Compound Multiplex Panel, scale-up and assay maintenance.
6.3.2 Complementary funding during Step 3 of the Work Plan
In addition to the amount as mentioned under Section 6.3.1 and as an additional compensation for the work to be performed by Partner during Step 3 of the Work Plan, Roche shall pay Partner a complementary amount which price per Sample will depend on the size of the Compound Multiplex Panel, as follows:
a)	If the Compound Multiplex Panel is a ten (10) multiplex then the amount to be paid by Roche to Partner shall be [***] per Sample. For illustration purposes if the Compound Multiplex Panel is a ten (10) multiplex and the amount of Samples is ten thousand (10,000), then the total amount to be paid by Roche to Partner shall be [***]; or

b)	If the Compound Multiplex Panel is a twenty (20) multiplex then the amount to be paid by Roche to Partner shall be [***] per Sample. For illustration purposes if the Compound Multiplex Panel is a twenty (20) multiplex and the amount of Samples is five thousand (5,000) then the total amount to be paid by Roche to Partner shall be [***]; or

c)	If the Compound Multiplex Panel is a thirty (30) multiplex then the amount to be paid by Roche to Partner shall be [***] per Sample. For illustration purposes if the Compound Multiplex Panel is a thirty (30) multiplex and the amount of Samples is ten thousand (10,000) then the total amount to be paid by Roche to Partner shall be [***].
The amount calculated as set forth in this Section 6.3.2 shall be payable by Roche to Partner as follows:
a)	thirty-three percent (33%) of the amount shall be due and payable by Roche to Partner upon submission of the first batch for analysis and upon receipt of a respective invoice by Roche from Partner.

b)	thirty-three percent (33%) of the amount shall be due and payable by Roche to Partner upon submission of the second batch for analysis and upon receipt of a respective invoice by Roche from Partner.

c)	thirty-four percent (34%) of the amount shall be due and payable by Roche to Partner upon delivery of the Step 3 Deliverables by Partner and upon receipt of a respective invoice by Roche from Partner.
7. Consideration for Companion Diagnostic
7.1 Development of Companion Diagnostic by Roche or its Licensee
7.1.1 Development event payments
If Roche or its Licensee independently develops the Compound Multiplex Panel as a Companion Diagnostic, then Roche shall pay Partner up to a total of [***] in development event payments, upon first occurrence of the applicable events for a Companion Diagnostic, in one-time non-refundable payments, as follows:
a)	[***] upon completion of the Technology Transfer from Partner to Roche or its Licensee as applicable; and

b)	[***] upon First Commercial Sale of a Companion Diagnostic in the USA; and

c)	[***] upon First Commercial Sale of a Companion Diagnostic in a first country of the EU.
Each development event mentioned in this Section 7.1.1 shall be paid during the Agreement Term only once the first time the first Companion Diagnostic reaches such development events and the total amount to be paid by Roche to Partner shall not exceed [***].
7.1.2 Royalties
During the Royalty Term, Roche shall pay to Partner for each Companion Diagnostic fixed royalties of [***] on aggregate worldwide calendar year Diagnostic Net Sales, on a Companion Diagnostic-by- Companion Diagnostic basis and country-by-country basis. Upon the expiry of the Royalty Term the licenses granted to Roche by Partner in this Agreement are fully paid up and irrevocable for such Companion Diagnostic.
7.2 Development of Companion Diagnostic by Partner
If Roche based on the Step 2 Deliverables decides to confirm Partner as developer of the Compound Multiplex Panel, then Roche shall pay Partner up to a total of [***] upon first occurrence of the applicable events for a Companion Diagnostic, in one-time non-refundable payments, as follows:
a)	[***] upon signing of the Commercial Agreement (as the signing fee);

b)	[***] upon First Commercial Sale of a Companion Diagnostic in the USA;

c)	[***] upon First Commercial Sale of a Companion Diagnostic in a first country of the EU; and

d)	[***] upon the Therapeutic Product first achieving world-wide calendar year TP Net Sales greater than [***].
Each development event mentioned in this Section 7.2 shall be paid during the Agreement Term only once the first Companion Diagnostic reaches such development events and the total amount to be paid by Roche to Partner shall not exceed [***].
8. Accounting and reporting
8.1 Timing of payments
Roche shall calculate royalties on Diagnostic Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Diagnostic Net Sales within ninety (90) days after the end of each Accounting Period in which such Diagnostic Net Sales occurs.
8.2 Late payment
Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at one (1) percentage point above the average one-month London Interbank Offered Rate (LIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

8.3 Method of payment
Royalties on Diagnostic Net Sales shall be paid by Roche in Pounds (£).
8.4 Currency conversion
For the purpose of calculating consolidated Diagnostic Net Sales on a global basis, Diagnostic Net Sales in local currencies shall be converted into Swiss Francs using (i) for computational purposes, the Roche’s Central Swiss Francs Sales Statistics for the countries concerned and (ii) for internal foreign currency translation, the Roche’s then-current standard practices actually used on a consistent basis in preparing its audited financial statements which currently consist of using, on a daily basis, the relevant average bid and ask exchange rates published by Reuters.
For the purpose of calculating royalty payments on Diagnostic Net Sales in pounds (£), any conversion of Swiss Francs to pounds (£) shall be made using the same rates as those used for the applicable period under the standard practises described above.
8.5 Reporting
With each payment Roche shall provide Partner in writing for the relevant calendar quarter on a Companion Diagnostic-by- Companion Diagnostic basis the following information:
a)	Diagnostic Net Sales in CHF;

b)	total royalty payment to be made in pounds (£).
9. Taxes
Partner shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Partner under this Agreement.
If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Partner, then Roche shall promptly pay such tax, levy or charge for and on behalf of Partner to the proper governmental authority, and shall promptly furnish Partner with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due Partner or be promptly reimbursed by Partner if no further payments are due Partner. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.
10. Auditing
10.1 Partner right to audit
Roche shall keep, and shall require its Licensees to keep, full, true and accurate books of accounts, containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of Partner, Partner has the right to engage Roche’s officially appointed worldwide independent public accountant to perform, on behalf of Partner an audit of such books and records of Roche and its Licensees, that are deemed necessary by Roche’s independent public accountant to report on Diagnostic Net Sales of Companion Diagnostic for the period or periods requested by Partner and the correctness of any report or payments made under this Agreement.
Upon timely request and at least sixty (60) working days’ prior written notice from Partner, such audit shall be conducted in the countries specifically requested by Partner, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities, and shall be limited to results in the two (2) calendar years prior to audit notification.

Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time.
All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as Roche Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than two (2) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.
10.2 Sharing of draft reports
The auditors shall share all draft reports with Roche before the draft report is shared with Partner and before the final document is issued; the auditors shall not interpret the Agreement. The final report shall be shared by Roche and Partner.
10.3 Overpayment or Underpayment
If the audit reveals an overpayment, Roche shall:
a)	deduct the amount of the overpayment from the next royalty payment due to Partner after receipt by Partner of the final report; or

b)	promptly be reimbursed by Partner, if future royalties due under this Agreement are not expected to cover the overpayment performed by Roche.
Similarly, if the audit reveals an underpayment, Roche shall:
a)	make up such underpayment with the next royalty payment occurring after receipt by Roche of the final report; or

b)	promptly reimburse Partner, if future royalties due under this Agreement are not expected to cover the underpayment performed by Roche.
Roche shall pay for the audit costs if the underpayment of Roche exceeds five percent (5%) of the aggregate amount of royalty payments owed with regard to the royalty statements subject of the audit. Section 8.2 shall apply to this Section 10.3.
10.4 Duration of audit rights
The failure of Partner to request verification of any royalty calculation within the period during which corresponding records must be maintained under this Section 10 will be deemed to be acceptance of the royalty payments and reports.
11. Intellectual Property
11.1 Ownership of Background Intellectual Property
This Agreement does not affect the ownership of any Intellectual Property in any Background or in any other technology, design, work, invention, software, data, technique, know-how or materials that are not Research Results. The Intellectual property in them will remain the property of the Party that contributes them to the performance of the Work Plan under this Agreement. No license to use any Intellectual property is granted or implied by this Agreement except the rights expressly granted in this Agreement.
11.2 Ownership of Arising Intellectual Property
Roche will own all rights to Intellectual Property in the Research Results. The Research Results shall include the Deliverables.
For the avoidance of any misunderstanding it is agreed that in no case shall Partner have the right to use the Research Results, except as contemplated under the Work Plan. The Research

Results will be stored in separate databases at Partner. At Roche’s request, all Research Results will be destroyed by Partner and Partner shall not keep any copy of such data. Partner shall confirm the destruction of all Research Results to Roche in writing.
11.3 Ownership of Inventions
11.3.1 Inventions owned by Partner
Any Inventions related to Partner Background (“Partner Inventions”) shall be the sole and exclusive property of Partner, irrespective of inventorship.
11.3.2 Inventions owned by Roche
Any Inventions related to Roche Background (“Roche Inventions”) shall be the sole and exclusive property of Roche, irrespective of inventorship.
11.3.3 Jointly owned Inventions
Any Invention related to both Partner Background and Roche Background (“Joint Inventions”) shall be jointly owned by the Parties. Each Party shall have the right to use and exploit any Joint Invention without the express permission of the other Party.
11.4 Prosecution of Patent Rights claiming Inventions
11.4.1 Prosecution of Patent Rights claiming an Invention owned by Roche
Roche shall, at its own expense and discretion, (i) prepare, file, prosecute and maintain (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) (collectively, “Handle”) all Patent Rights claiming an Invention owned by Roche in accordance with Section 11.3.2. At Roche’s expense and reasonable request, Partner shall cooperate, in all reasonable ways with the Handling of all such Patent Rights.
11.4.2 Prosecution of Patent Rights claiming an Improvement owned by Partner
Partner shall, at its own expense and discretion, Handle all Patent Rights claiming an Invention owned by Partner in accordance with Section 11.3.1. At Partner’s expense and reasonable request, Roche shall cooperate, in all reasonable ways with the Handling of all such Patent Rights.
11.4.3 Prosecution of Joint Patent Rights
The Parties shall jointly determine in good faith the filing and prosecution strategy for Joint Inventions, including which Party is best suited to file and prosecute or if a Third Party patent agent should be used, and the sharing of costs for such filing and prosecution.
11.4.4 Other prosecution
Should a Party decide that it does not desire to Handle a Patent Right or patent application resulting from an Invention owned by such Party (hereafter the “Owning Party”) in accordance with Section 11.3, then the Owning Party shall promptly advise the other Party thereof. At the written request of the other Party, and except where such decision was made on the basis of a legal reason (e.g. antitrust), the Owning Party shall, at the expense of the other Party, assign such Patent Right or patent application in such country or countries in the Territory to the other Party, and such other Party may thereafter Handle such Patent Right or patent application at its own cost.

11.5 Infringement
Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any Patent Right claiming an Invention, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Partner Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.
11.6 Hatch-Waxman
Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the US (the “Hatch-Waxman Act”), then such Party shall immediately provide the other Party with a copy of such certification. Roche shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to Partner (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without Roche bringing suit or providing such H-W Suit Notice, Partner shall be free to immediately bring suit in its name.
12. Representations and Warranties
12.1 Ownership of Background IP
Each Party represents and warrants to the other Party that (i) it is exclusively entitled to act on behalf of the owners of all right, title and interest in its Background, and (ii) no Third Party has any right, title or interest in or to the Background Controlled by it, which would prevent it from exercising its rights granted under this Agreement.
12.2 Grants
Each Party represents and warrants that it has the right to grant the other Party the rights and licenses described in this Agreement.
12.3 Authorization
Each Party represents and warrants that the execution, delivery and performance of this Agreement by it and all instruments and documents to be delivered by it hereunder:
a)	are within the corporate power of that Party;

b)	have been duly authorized by all necessary or proper corporate action;

c)	are not in contravention of any provision of the certificate of formation or limited liability company agreement;

d)	to its knowledge, will not violate any law or regulation or any order or decree of any court of governmental instrumentality;

e)	will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its property is bound, which violation would have an adverse effect on the financial condition of it or on the ability of it to perform its obligations hereunder; and

f)	do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously.
12.4 No Claims
There are no claims or investigations pending or threatened against Partner and any of its Affiliates or Roche or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect either Parties ability to perform its obligations hereunder.
12.5 No Conflict
Neither Partner, nor Roche, nor any of their Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Partner or Roche’s obligations hereunder.
12.6 No Other Representations
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT.
12.7 Personnel
Personnel of one Party may work in the premises of the other Party to perform the Work Plan. Each Party shall be solely responsible for the acts and/or omissions of its agents and employees who are acting within the scope of their employment and this Agreement.
13. Indemnification
13.1 Indemnification by Roche
Roche shall indemnify, hold harmless and defend Partner and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Partner becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of activities related to a Companion Diagnostic (e.g. product liability claims) or any development activities conducted in accordance with this Agreement by or on behalf of Roche, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of Partner.
13.2 Procedure
In the event of a claim by a Third Party against Partner entitled to indemnification under this Agreement (“Indemnified Party”), the Partner shall promptly notify Roche in writing of the claim and Roche shall undertake and solely manage and control, at its sale expense, the defense of the claim and its settlement. Partner shall cooperate with Roche and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. Roche shall not be liable for any litigation costs or expenses incurred by Partner without Roche’s written consent. The Partner shall not settle any such claim unless such settlement fully and unconditionally releases Roche from all liability relating thereto, unless Roche otherwise agrees in writing.
13.3 Disclaimer
THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. PARTNER AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE KNOW-HOW AND THE PRODUCTS, IN NO EVENT SHALL EITHER PARTNER OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT,

INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.
14. Obligation Not to Disclose Confidential Information
14.1 Non-Use and Non-Disclosure
During the Term of this Agreement and for 10 (ten) years thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.
14.2 Commercial Considerations
Nothing in this Agreement shall prevent Roche or Its Affiliates from disclosing Confidential Information of Partner to:
a)	governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of a Companion Diagnostic in the Territory,

b)	Third Parties acting on behalf of Roche, to the extent reasonably necessary for the development, manufacture or sale of Companion Diagnostic in the Territory, provided that such Third Party is bound by obligations of confidentiality no less onerous than those in this Agreement; or

c)	Third Parties to the extent reasonably necessary to market Companion Diagnostic in the Territory, provided that such Third Party is bound by obligations of confidentiality no less onerous than those in this Agreement.
The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.
14.3 Publication
Partner shall not make any publications relating to the use of (i) Background Controlled by Partner, to the extent related to the work performed during the Research Term, or (ii) Background Controlled by Roche. Roche shall not make any publications relating Background Controlled by Partner, without prior approval of Partner.
14.4 Press release
14.4.1 Procedure
Neither Party shall issue a press release related to this Agreement, including its terms, without the prior written consent of the other Party (such consent not to be unreasonably delayed or withheld) unless release of such information is required by law or regulated authorities. Press releases shall be jointly drafted by the Parties and approved before release. Partner will provide Roche with written notice sufficiently before the intended release of any external communication regarding the Agreement in order to allow Roche time for commenting on the release according to the Roche’s ongoing standard review and approval procedures.

14.4.2 Initial press release
The initial press release set forth as Appendix 2 is approved by both Parties.
15. Term and termination
15.1 Commencement and term
The Agreement Term shall commence upon the Effective Date and, unless this Agreement is terminated sooner as provided in this Section, expire on the date when no payment obligations under this Agreement are or will become due. After the Agreement Term, all licenses granted to either Party by the other Party shall be fully paid up, irrevocable and perpetual.
15.2 Termination
15.2.1 Termination for breach
A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of sixty (60) days after such written notice is provided to cure such breach (“Peremptory Notice Period”). If such breach is not cured within the Peremptory Notice Period, this Agreement shall effectively terminate, unless there exists a bona fide dispute as to whether such breach occurred or has been cured.
15.2.2 Termination for Insolvency Event
A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.
15.2.3 Termination by Roche without a cause during the Research Term
Roche shall have the right to terminate the Agreement without cause and with immediate effect at the following moments:
a)	after delivery of the Step 1 Deliverables, but prior to Roche’s decision to initiate Step 2 of the Work Plan

b)	after delivery of the Step 2 Deliverables, but prior to Roche’s decision to initiate Step 3 of the Work Plan

c)	after delivery of the Step 3 Deliverables, but before Roche’s decision whether or not to confirm Partner as developer of the Compound Multiplex Panel beyond the Research Term.
15.2.4 Termination by Roche without a cause after the Research Term
After the Research Term Roche shall have the right to terminate this Agreement in its entirety or with respect to a given Product and/or with respect to a given country without cause by giving Partner a three (3) months prior written notice.

15.2.5 Change Of Control
If there is a Change Of Control at Partner then Roche may, in its sole discretion immediately terminate the Agreement in its entirety by giving Partner a respective written notice.
15.3 Consequences of termination
15.3.1 Termination by Partner for breach by Roche
If the Agreement has been terminated by Partner in accordance with Section 15.2.1 for breach by Roche, then Partner shall retain a royalty free, non-exclusive sublicensable, fully-paid up perpetual license to use the Baseline Data to develop, have developed, make, have made, import, export, sell and have sold Diagnostic Products other than Companion Diagnostics in the Territory. All licenses granted to Roche by Partner shall terminate on the effective date of termination.
15.3.2 Termination by Roche for breach by Partner or Change Of Control
If the Agreement has been terminated by Roche in application of Section 15.2.1 for breach of Partner or for Change of Control in application of Section 15.2.5, then Roche shall retain a non-exclusive, sublicensable license to Background IP Controlled by Partner necessary or useful for Roche to develop, have developed, make, have made, import, export, sell and have sold Companion Diagnostics in the Territory. All licenses granted to Partner by Roche shall terminate on the effective date of termination and Partner shall, upon Roche’s request destroy all Baseline Data and confirm to Roche in writing accordingly.
15.3.3 Termination by Roche without cause during the Research Term
If Roche terminates this Agreement during the Research Term for no cause in application of Section 15.2.3 then:
a)	all licenses granted to Roche by Partner shall terminate on the effective date of termination; and

b)	all licenses granted to Partner by Roche shall terminate on the effective date of termination.
15.3.4 Termination by Roche without cause after the Research Term
If Roche terminates this Agreement after the Research Term for no cause in application of Section 15.2.4, then:
a)	all licenses granted to Roche by Partner in the country for which the Agreement is terminated shall terminate on the effective date of termination; and

b)	Partner shall retain a royalty free, non-exclusive sublicensable, fully-paid up perpetual license to use the Baseline Data to develop, have developed, make, have made, import, export, sell and have sold Diagnostic Products other than Companion Diagnostics in the Territory.

15.4 Survival
Sections 11 (Intellectual Property;) 13 (Indemnification),14 (Obligation not to Use and Not to disclose Confidential Information), 15 (Termination), 16 (Governing Law and Arbitration) shall survive any expiration or termination of this Agreement for any reason.
16. Miscellaneous
16.1 Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).
16.2 Arbitration
All disputes arising out of or in connection with the present contract shall be finally settled under the rules of arbitration of the International Chamber of Commerce (ICC) by three arbitrators.
Each Party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the request for arbitration within thirty (30) days of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within thirty (30) days of being requested to do so, the other Party shall request the ICC court to make such appointment.
The arbitrators nominated by the Parties shall, within thirty (30) days from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the arbitral tribunal. Should such procedure not result in an appointment within the thirty (30) day time limit, either Party shall be free to request the ICC court to appoint the third arbitrator.
Where there is more than one claimant and/or more than one respondent, the multiple claimants or respondents shall jointly appoint one arbitrator. In other respects the provisions of this Section shall apply.
If any party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this Section.
Zurich shall be the seat of the arbitration.
The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.
This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party’s domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the arbitral tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the arbitral tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

In the event that any issue shall arise which is not clearly provided for in this arbitration agreement the matter shall be resolved in accordance with the ICC arbitration rules.
16.3 Assignment
Neither Party shall have the right to assign the present Agreement or any part thereof to any Third Party other than Affiliates without the prior written approval of the other Party.
16.4 Independent Contractor
No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and not- withstanding any other provision of this Agreement to the contrary, the legal relationship of Partner to Roche under this Agreement shall be that of an independent contractor.
16.5 Unenforceable Provisions and Severability
If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.
16.6 Waiver
The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.
16.7 Appendices
All Appendices to this Agreement shall form an integral part to this Agreement.
16.8 Amendments
No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.
16.9 Debarment
Partner hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and (b). In the event that during the term of this Agreement Partner or any of its employees (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment, Partner agrees to immediately notify Roche. Partner also agrees that in the event that it becomes debarred it shall immediately cease all activities relating to this Agreement.

In the event that Partner becomes debarred, this Agreement shall automatically terminate, without any further action or notice by either party. In the event that Roche receives notice from Partner or otherwise becomes aware that (i) a debarment action has been brought against Partner or any of its employees; or (ii) Partner has been threatened with a debarment action, then Roche shall have the right to terminate this Agreement immediately.
Partner hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Sec. 335(a) or (b). In the event that Partner becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to Partner which directly or indirectly relate to the activities under this Agreement, Partner shall notify Roche immediately. Upon the receipt of such notice by Roche or if Roche otherwise becomes aware of such debarment or threatened debarment, Roche shall have the right to terminate this Agreement immediately.
16.10 Notice
All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Partner, to:	Psynova Neurotech Ltd
St. John’s Innovation Centre, Cowely Road, Cambridge
CB4 0WS, United Kingdom

And:

if to Roche, to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attn: Legal Department
Facsimile No.: +41 61 688 13 96

And:	Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
U.S.A.
Attn. Corporate Secretary
Facsimile No.: +1 973 235-3500

Invoices to Roche	F. Hoffmann-La Roche AG
should be addressed as	Kreditorenbuchhaltung
follows:	4070 Basel
Switzerland

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.
16.11 Regulation and ethic:
Each Party is fully and solely responsible for complying with regulatory authorizations according to local laws and ethical constraints.
IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Psynova Neurotech Ltd

By:	/s/ Paul Rodgers	By:	/s/ Dr. S. Bain

Name:	Paul Rodgers	Name:	Dr. S. Bain

Title:	Director	Title:	Director

	26th November, 2009		26th November, 2009

F. Hoffmann-La Roche Ltd

By:	/s/ Christophe Carissimo	By:	/s/ Ruben Perren

Name:	Christophe Carissimo	Name:	Dr. Ruben Perren

Title:	Global Licensing Director	Title:	Legal Counsel

	Nov 23rd, 2009		November 23, 2009

Hoffmann-La Roche Inc.		Apprv’d As To Form LAW DEPT.

By:	/s/ Ivor Macleod	By:	/s/ KG

Name:	Ivor Macleod

Title:	Vice President & CFO

November 24, 2009

Appendix 1:
Work Plan
Step 1:

No	TASK	Content
1	Roche to provide randomized samples to Psynova	•	Approx. 250 patients

		•	[***]

		•	Run controls

		•	Serum

		•	2 x 250 µl

		•	Shipped on dry ice to RBM facility in Austin, Texas using World Courier

		•	Samples will be kept at 70C in a controlled freezer. The vials will be shipped back to Roche in case Step 2 will not be performed with a documentation on the history of the vials opened

2	Psynova to measure samples	•	Approx. 500 samples

		•	Measure samples on RBM 189-analyte panel

		•	RBM will include 3 levels of controls, run in duplicate, for all analytes. These will be assayed with each group of samples (<72). The results of the samples will only be reported if the controls pass their QC acceptance criteria, which are based on Westgard rules using Levey-Jennings analysis.

		•	Measurement of samples in the order of patients as randomized by Roche in the clinical trial

		•	Measurement of baseline and 8 week treatment sample of a patient in a single batch

		•	Samples will be re-run if they fail QC.

No	TASK	Content
3	Psynova to provide raw data from measurement to Roche	•	Values from sample measurement

		•	Values from controls

		•	All relevant information on date/run/batch/ instrument for each assay and each sample/control measurement

4	Roche to provide clinical data per patient to Psynova	•	PANNS

		•	[***]

		•	Cognitive assessment

		•	Baseline characteristics

		•	Any other relevant clinical information

5	Data analysis at Psynova	•	On Psynova’s proprietary schizophrenia panel

		•	On Psynova’s proprietary treatment response panel

		•	Identify marker candidates and algorithm for prognosis, disease progression, monitoring of efficacy and safety.

		•	Agree with Roche a statistical analysis plan. Provide results and interpretation to Roche within agreed timelines.
Step 2:

No	TASK	Content
•

1	Psynova to measure samples	•	Approx. 500 samples

		•	Measure samples on RBM Candidate Set

		•	RBM will include 3 levels of controls, run in duplicate, for all analytes. These will be assayed with each group of samples (<72). The results of the samples will only be reported if the controls pass their QC acceptance criteria, which are based on Westgard rules using Levey-Jennings analysis

No	TASK	Content
		•	Measurement of samples in the order of patients as randomized in the clinical trial

		•	Measurement of baseline and 8 week treatment sample of a patient in a single batch

		•	Samples will be re-run if they fail QC.

2	Psynova to provide raw data from measurement to Roche	• •	Values from sample measurement Values from controls

		•	All relevant information on date/run/batch/ instrument for each assay and each sample/control measurement

3	Data analysis at Psynova	•	Correlate analytical result of Candidate Set to results of 189-Analyte Panel (step 1)

		•	Confirm marker candidates/algorithm developed in step 1

		•	Agree a statistical analysis plan with Roche. Provide results and interpretation to Roche within agreed timelines.
Step 3

No	TASK	Content
1	Roche to provide samples to Psynova	•	Approx. 1500 patients

		•	[***]

		•	Serum

		•	250 µl

		•	Roche to randomize samples and shipped on dry ice to RBM for testing.

2	Psynova to measure samples	•	Measure samples on RBM Candidate Set

		•	Including appropriate controls into the process Measurement of samples in the order of patients as randomized in the clinical trial

		•	Measurement of baseline and

No	TASK	Content
treatment/follow-up sample of a patient in a single batch

		•	Samples will be re-run if they fail QC.

3	Psynova to provide raw data from measurement to Roche	•	Values from sample measurement

		•	Values from controls

		•	All relevant information on date/run/batch/ instrument for each assay and each sample/control

4	Roche to provide clinical data per patient to Psynova	•	PANNS

		•	[***]

		•	Cognitive assessment

		•	Baseline characteristics

		•	Any other relevant clinical information

5	Data analysis at Psynova	•	To be elaborated based on Step 1/Step 2 results

Appendix 2:
Initial press release
PSYNOVA ANNOUNCES COMPANION DIAGNOSTIC COLLABORATION WITH ROCHE
— Utilizing Psynova’s schizophrenia biomarker portfolio and RBM’s DiscoveryMAP™ technology —
CAMBRIDGE, U.K., November XX, 2009 — Psynova Neurotech Limited (Cambridge UK), a subsidiary of Rules-Based Medicine, Inc. (RBM), today announced an exclusive research and licensing agreement with Roche to collaborate on the discovery, development, validation, and commercialization of diagnostic immunoassays to aid the clinical development and commercial differentiation of novel treatments for schizophrenia.
Under the terms of the agreement, Roche will contract Psynova to identify candidate serum protein biomarkers that have utility in prognosis of disease progression and predicting or monitoring the efficacy and safety of a compound from Roche’s central nervous system (CNS) pipeline. Psynova will utilise its proprietary schizophrenia biomarker panels, its extensive CNS disease database and its access to RBM’s DiscoveryMAP™ technology to identify a specific biomarker signature that could serve as a companion diagnostic. Any resulting companion diagnostic will be developed either by Psynova and RBM (as the preferred developer in partnership with Roche), or independently by Roche, which would result in milestone and royalty payments to Psynova.
“We are excited to enter into this partnership with Roche,” said Dr. Sabine Bahn, Chief Scientific Officer and founder of Psynova. “This alliance is part of an ongoing strategy to leverage the value of our biomarker portfolio in both the development of novel diagnostic aids for physicians and the accelerated development and delivery of novel therapeutics for patients.”
NOTES TO EDITORS
About Schizophrenia
Schizophrenia is a complex, seriously debilitating psychiatric disorder affecting approximately 4 million people in the EU and 2.4 million people in the US. Each year as many as 2 million new patients in the EU and 1.3 million in the US are estimated to present with early signs of psychosis. While most of these patients do not have schizophrenia, the medical evaluation is time consuming and expensive, due to its subjective nature. Symptoms can include hallucinations, delusions, disordered thinking, movement disorders, flat affect, social withdrawal, and cognitive deficits, are often undistinguishable from those of other mental health or central nervous system illnesses. Available treatments can relieve many symptoms of schizophrenia and allow people to live independent lives. Biomarkers have the potential to facilitate identification of patients that will benefit from specific treatments and monitor their responses during treatment.
About Psynova Neurotech Ltd.
Psynova Neurotech Limited was established in 2005 by Dr. Sabine Bahn, MD, PhD, MRCPsych, and Professor Chris Lowe, PhD of the University of Cambridge, to build on 12 years of ground-breaking research by Dr. Bahn in identifying novel biomarkers for neuropsychiatric illnesses. Psynova Neurotech, together with the Bahn laboratory, and Rules Based Medicine, Inc. recently announced the discovery and characterisation of a combination of protein biomarkers that demonstrate utility as an adjunctive aid in the differential diagnosis of schizophrenia. As a result of this clinical milestone, RBM made an additional investment in Psynova resulting in Psynova becoming a subsidiary of RBM. Psynova and RBM are developing several products in related therapeutic areas and are also actively exploring the potential of these biomarker panels as companion diagnostics and therapy monitoring tools. Additional information on Psynova Neurotech is available via the worldwide web at www.psynova.com.
About Rules-Based Medicine, Inc.
Rules-Based Medicine, Inc. (RBM) is a CLIA-certified biomarker testing laboratory that solves complex therapeutic development, diagnostic and treatment challenges with innovative products and services. The Company’s proprietary multi-analyte profiling (MAP) platform makes the drug discovery and development process more efficient and effective by providing pre-clinical and clinical researchers with reproducible, quantitative, multiplexed immunoassay data for hundreds of proteins from small sample volumes. Building on the MAP platform, RBM has developed a host of solutions including: (i) a self-contained whole-blood culture system that brings reproducibility and simplicity to ex vivo immune response measurement, (ii) novel and companion diagnostic tests for complex diseases and therapies, (iii) therapeutic-specific MAPs custom designed for late-stage clinical development, and (iv) new assays for the early detection of renal damage. Additional information on RBM is available via the worldwide web at www.rulesbasedmedicine.com.